Exhibit 99.8

CONSENT TO REFERENCE IN PROXY STATEMENT/

PROSPECTUS

June 11, 2021

D8 Holdings Corp.

Unit 1008, 10/F, Champion Tower, 3 Garden Road

Central, Hong Kong

D8 Holdings Corp. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the proxy statement/prospectus included in such Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Sincerely,

/s/ David Styka
David Styka